CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard California Tax-Free Funds of our reports dated January 23, 2026, relating to the financial statements and financial highlights of Vanguard California Municipal Money Market Fund, Vanguard California Long-Term Tax-Exempt Fund, Vanguard California Intermediate-Term Tax-Exempt Fund and Vanguard California Tax-Exempt Bond ETF, which appear in Vanguard California Tax-Free Funds’ Certified Shareholder Report on Form N-CSR for the year ended November 30, 2025. We also consent to the references to us under the headings “Financial Statements”, “Service Providers–Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

March 26, 2026

PricewaterhouseCoopers LLP, 2001 Market Street, Suite 1800, Philadelphia, PA 19103 +1 (267) 330 3000www.pwc.com